Exhibit 16.1

                 [Letterhead of Livingston, Wachtell & Co., LLP]



January 11, 2005



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

     We have read statements that we understand Cirmaker Technology Corporation will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of its auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.01.

                                         Very truly yours,


                                         /s/ Livingston, Wachtell & Co., LLP
                                         Livingston, Wachtell & Co., LLP


cc: Cirmaker Technology Corporation